Exhibit 10(iii)(39)


                              CH ENERGY GROUP, INC.

                       CHANGE-OF-CONTROL SEVERANCE POLICY
                        FOR GRIFFITH AND SCASCO EMPLOYEES

Introduction
------------

         Energy Group recognizes the possibility that it could experience a Change of Control, and that this possibility and the uncertainty it creates may result in the loss or distraction of certain designated employees of Griffith Energy Services, Inc. ("Griffith") and SCASCO, Inc. ("SCASCO") to the detriment of Energy Group and its shareholders.

         Energy Group desires to minimize such potential loss and distraction in order to protect the best interests of Energy Group and its shareholders. Energy Group also believes that when a Change of Control is perceived as imminent, or is occurring, Energy Group should be able to receive and rely on disinterested service from certain designated employees of Griffith and SCASCO regarding the best interests of Energy Group and its shareholders without concern that such employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change of Control.

         In addition, Energy Group believes that it is consistent with Griffith's and SCASCO's employment practices and policies and in the best interests of Energy Group and its shareholders to treat fairly such employees whose employment terminates in connection with or following a Change of Control.

         Accordingly, Energy Group has determined that appropriate steps should be taken to assure Energy Group and its affiliated companies of the continued employment and attention and dedication to duty of such employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a Change of Control.

         Therefore, in order to fulfill the above purposes, the following Plan has been adopted:

                                    ARTICLE I
                                   DEFINITIONS

         As used herein the following words and phrases shall have the following respective meanings (unless the context clearly indicates otherwise):

                  (a) Affiliated Companies. The term "affiliated companies" shall include any company controlled by, controlling or under common control with Energy Group.

                  (b) Base Salary. The amount a Participant is entitled to receive as wages or salary on an annualized basis, excluding all incentive and/or lump sum cash awards, bonuses, overtime payments, and/or other incentive compensation payable by Energy Group or any of its affiliated companies as consideration for the Participant's services.

                  (c) Board. The Board of Directors of Energy Group.

                  (d) Cause. A termination for "Cause" shall have occurred where a Participant is terminated because of (A) the willful and continued failure of the Participant to perform substantially the Participant's duties with Energy Group or any of its affiliated companies (other than any such failure resulting from incapacity due to physical or mental illness); (B) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to Energy Group or any of its affiliated companies; (C) the repeated use of alcohol by the Participant that materially interferes with the Participant's duties, use of illegal drugs by the Participant, or a violation by the Participant of the drug and/or alcohol policies of Energy Group or any of its affiliated companies; (D) a conviction, guilty plea or plea of nolo contendere of the Participant for any crime involving moral turpitude or for any felony; or (E) a breach by the Participant of his fiduciary duties of loyalty or care to Energy Group or any of its affiliated companies or a material violation of the Code of Business Conduct and Ethics, or similar policies, of Energy Group or any of its affiliated companies.

                  (e) Change of Control. Any of the following events:

                           (i) The acquisition by any individual, entity or
group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of Energy Group (the "Outstanding Energy Group Common Stock") or
(b) the combined voting power of the then outstanding voting securities of Energy Group entitled to vote generally in the election of directors (the "Outstanding Energy Group Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from Energy Group, (B) any acquisition by Energy Group, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Energy Group or its affiliated companies or (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this
Article I(e); or

                           (ii) Individuals who, as of the date of this Plan,
constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Plan whose election, or nomination for election by Energy Group's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                           (iii) Consummation of a reorganization, merger or
consolidation or sale or other disposition of all or substantially all of the assets of Energy Group (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Energy Group Common Stock and Outstanding Energy Group Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Energy Group or all or substantially all of Energy Group's assets either directly or through one or more of its affiliated companies) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Energy Group Common Stock and Outstanding Energy Group Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Energy Group or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                           (iv) Approval by the shareholders of Energy Group of
a complete liquidation or dissolution of Energy Group.

                  (f) Code. The Internal Revenue Code of 1986, as amended from time to time.

                  (g) Committee. The Compensation Committee of the Board.

                  (h) Date of Termination. As defined in Section 3.2(a).

                  (i) Disability. A termination for "Disability" shall have occurred where a Participant is terminated because of a disability entitling him or her to long-term disability benefits under the applicable long-term disability plan of Energy Group or any of its affiliated companies.

                  (j) Effective Date. August 1, 2005.

                  (k) Employee. Any employee of Griffith or SCASCO listed on Exhibit A attached hereto.

                  (l) Good Reason. With respect to any Participant, the occurrence of any of the following events after a Change of Control: (A) a reduction in the Participant's Base Salary below the Required Base Salary; (B) a material and adverse change in the Participant's duties and responsibilities in comparison to the duties and responsibilities enjoyed by the Participant immediately prior to the Change of Control without the Participant's written consent; (C) a material reduction in the aggregate level of the incentive compensation and employee benefits offered to the Participant in comparison to the incentive compensation and benefits arrangements enjoyed by the Participant immediately prior to the Change of Control; or (D) a requirement that the Participant be based at a location outside Griffith's or SCASCO's service territory (as it existed immediately prior to the Change of Control) unless the Participant is provided with relocation benefits at least as favorable as those that would have been provided under Energy Group's or any of its affiliated companies' applicable relocation policy as in effect immediately before the Change of Control.

                  (m) Griffith. Griffith Energy Services, Inc.

                  (n) Multiple. As defined in Section 3.2(a).

                  (o) Participant. An Employee who meets the eligibility requirements of Section 2.1.

                  (p) Plan. The CH Energy Group, Inc. Change-of-Control Severance Policy for Griffith and SCASCO Employees.

                  (q) Qualified Transfer. With respect to any Participant, either (i) a sale, distribution or other disposition (a "Sale") by Energy Group or any of its affiliated companies of the subsidiary, affiliate, branch or other business unit in which the Participant was employed before such sale, distribution or disposition, if the Participant is offered employment with the purchaser of such subsidiary, affiliate, branch or other business unit or the corporation or other entity which is the owner thereof, or (ii) a transfer of the Participant to the employ of any of the affiliated companies of Energy Group (a "Transfer"), in either case on substantially the same terms and conditions under which the Participant worked immediately before the Sale or Transfer, including, without limitation, base salary, duties and responsibilities, program of benefits and location where based, and a legally binding agreement or plan covering such Participant providing that upon a termination of employment with the subsidiary, affiliate, branch or business unit (or the corporation or other entity which is the owner thereof) or any successor of the kind described in
Article IV of this Plan, within two years after the Change of Control of Energy Group, the Participant's employer or any successor will pay to such former Participant an amount equal to the Separation Benefit and other benefits that such former Participant would have received under the Plan had he or she been a Participant at the time of such termination, and which new employer plan or agreement treats service with Energy Group and its affiliated companies (irrespective of whether the affiliate was an affiliated company of Energy Group or the Employee was a Participant at the time of such service) and the new employer as continuous service for purposes of calculating separation benefits.

                  (r) Release. As defined in Section 3.5.

                  (s) Required Base Salary. With respect to any Participant, the higher of (x) the Participant's Base Salary as in effect immediately prior to the Change of Control and (y) the Participant's highest Base Salary in effect at any time thereafter.

                  (t) Retirement. A termination by "Retirement" shall have occurred where a Participant's termination is due to his or her voluntary normal or early retirement under a pension plan sponsored by Energy Group or any of its affiliated companies, as defined in such plan.

                  (u) SCASCO. SCASCO, Inc.

                  (v) Separation Benefit. The benefits payable in accordance with Section 3.2 of the Plan.

                  (w) Weekly Bonus. The bonus payable to the Participant under Griffith's and SCASCO's Short-Term Incentive Plan, if applicable, or any comparable annual bonus under any predecessor or successor plan, for the last full fiscal year prior to the date of the Change of Control (annualized in the event that the Participant was not employed by Energy Group or its affiliated companies for the whole of each such fiscal year), divided by 52.

                  (x) Weekly Salary. The Participant's Required Base Salary divided by 52.

                  (y) Year of Service. A twelve-month continuous period of employment, including periods of authorized vacation, authorized leave of absence and short-term disability leave, with Energy Group or any of its affiliated companies or their predecessors or successors.

                                   ARTICLE II
                                   ELIGIBILITY

         2.1 Participation. Each Employee who is not a party to an employment agreement with Energy Group that becomes effective in the event of a Change of Control, and who is not covered by a collective bargaining agreement shall be a Participant in the Plan. Notwithstanding the foregoing, the Committee may cause any Employee to cease to be a Participant (or cause such Employee to be reinstated as a Participant under the Plan) at any time prior to the occurrence of a Change of Control, provided that such action is not taken in connection with or in anticipation of a Change of Control.

         2.2 Duration of Participation. A Participant shall cease to be a Participant in the Plan when he or she ceases to be an Employee or otherwise ceases to be eligible pursuant to Section 2.1, unless the Committee specifically determines that the Employee shall remain a Participant. Notwithstanding the foregoing, a Participant who is entitled, as a result of ceasing to be an Employee, to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

                                   ARTICLE III
                               SEPARATION BENEFITS

         3.1 Right to Separation Benefit. A Participant shall be entitled to receive from Energy Group or any of its affiliated companies a Separation Benefit in the amount provided in Section 3.2 if a Change of Control has occurred and the Participant's employment is terminated: (i) by action of Energy Group or one of its affiliated companies, unless the termination is because of the Participant's death, Disability, or Retirement, for Cause, or as a result of a Qualified Transfer; or (ii) by the Participant within 90 days after the occurrence of an event constituting Good Reason; provided, in either event, that either (A) such termination occurs after such Change of Control and on or before the second anniversary thereof, or (B) the termination described in clause (i), or the event constituting Good Reason giving rise to the termination described in clause (ii), as applicable, occurs before such Change of Control but the Participant can reasonably demonstrate that such termination or event, as applicable, occurred at the request of a third party who had taken steps reasonably calculated to effect a Change of Control or otherwise in contemplation of or in connection with a Change of Control.

         3.2      Separation Benefits.

                  (a) In General. If a Participant's employment is terminated in circumstances entitling him or her to a Separation Benefit as provided in
Section 3.1, Energy Group shall pay, or cause to be paid, to such Participant, within ten days of the date such termination takes effect (the "Date of Termination") or, if later, on the date the Participant's Release ceases to be revocable, a Separation Benefit in a lump sum in cash equal to the Multiple times the sum of the Weekly Salary plus the Weekly Bonus, reduced by any severance pay or pay in lieu of notice required to be paid to such Employee under applicable law. The Multiple for a particular Participant means one and one-half times the number of Years of Service completed by the Participant as of the Date of Termination, but subject to the following minimum and maximum Multiples, depending upon the Participant's Tier as set forth on the attached Exhibit A:

        Tier                    Minimum Multiple          Maximum Multiple
--------------------          --------------------      --------------------
       Tier I                           8                         52
       Tier II                          6                         39

                  (b) Welfare Benefits. In addition, a Participant entitled to a Separation Benefit will continue to be provided, for the period of one year beginning on the Date of Termination, with medical, prescription drug, dental and vision benefits and life insurance comparable in scope and cost to the Participant to the coverage that would have been provided if the Participant had continued to be an Employee for such one-year period. Notwithstanding the foregoing, a Participant's medical, prescription drug, dental or vision benefits described herein shall become secondary and shall be reduced to the extent that the Participant becomes eligible for such benefit or benefits under any comparable employee benefit plan made available by another employer and providing the same type of benefit or benefits. Each Participant agrees that he or she shall notify Energy Group as soon as practicable after he or she becomes eligible to receive such benefit or benefits from such other employer plans.

         3.3 Other Benefits Payable. The Separation Benefit provided pursuant to
Section 3.2 above shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any bonus or other compensation plans, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan.

         3.4      Certain Reduction of Payments by Energy Group

                  (a) For purposes of this Section 3.4: (i) a "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise; (ii) "Separation Payment" shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section); (iii) "Present Value" shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code; and (iv) "Reduced Amount" shall mean an amount expressed in Present Value that maximizes the aggregate Present Value of Separation Payments without causing any Payment to be nondeductible by Energy Group because of Section 280G of the Code.

                  (b) Anything in the Plan to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments would subject the Participant to tax under Section 4999 of the Code, the aggregate Separation Payments shall be reduced (but not below zero) to meet the definition of Reduced Amount. The "Accounting Firm" means a major accounting firm with expertise in such matters designated by the Participant.

                  (c) If the Accounting Firm determines that aggregate Separation Payments should be reduced to the Reduced Amount, Energy Group shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in his or her sole discretion, which and how much of the Separation Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Separation Payments equals the Reduced Amount), and shall advise Energy Group in writing of his or her election within ten days of his or her receipt of notice. If no such election is made by the Participant within such ten-day period, Energy Group may elect which of such Separation Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Separation Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon Energy Group and the Participant and shall be made within 60 days of a termination of employment of the Participant. As promptly as practicable following such determination, Energy Group shall pay to, or cause to be paid to, or distribute, or cause to be distributed, for the benefit of the Participant such Separation Payments as are then due to the Participant under this Plan and shall promptly pay to, or cause to be paid to, or distribute, or cause to be distributed, for the benefit of the Participant in the future such Separation Payments as become due to the Participant under this Plan.

                   (d) As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by Energy Group to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by Energy Group to or for the benefit of a Participant pursuant to this Plan could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either Energy Group or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by Energy Group to or for the benefit of a Participant shall be treated for all purposes as a loan to the Participant which the Participant shall repay to Energy Group, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by a Participant to Energy Group if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by Energy Group to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

                  (e) All fees and expenses of the Accounting Firm in implementing the provisions of this Section 3.4 shall be borne by Energy Group.

         3.5 Release and Waiver. Notwithstanding any other provision of this Plan, the right of a Participant to receive Separation Benefits hereunder shall be subject to the execution by the Participant of a general release of claims in favor of Energy Group and the applicable affiliated company in form and substance reasonably satisfactory to Energy Group (a "Release"); provided, that the Release shall not require the Participant to relinquish all or any portion of his or her Separation Benefit, nor to relinquish or waive any rights or benefits described in Section 3.3 above that have vested as of the Date of Termination, nor impose any non-competition or other covenants or obligations on the Participant that were not in effect prior to the Date of Termination.

         3.6 Payment Obligations Absolute. Upon a Change of Control, subject to Sections 3.4 and 3.5, the obligations of Energy Group to pay, or cause to be paid, the Separation Benefits described in Section 3.2 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Energy Group or any of its affiliated companies may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer.

                                   ARTICLE IV
                              SUCCESSOR TO COMPANY

         This Plan shall bind any successor of Energy Group, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that Energy Group would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, Energy Group shall require such successor expressly and unconditionally to assume and agree to perform Energy Group's obligations under this Plan, in the same manner and to the same extent that Energy Group would be required to perform if no such succession had taken place.

         The term "Energy Group" as used in this Plan, shall mean CH Energy Group, Inc. as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof become bound by this Plan.

                                    ARTICLE V
                       DURATION, AMENDMENT AND TERMINATION

         5.1 Duration. If a Change of Control has not occurred, this Plan shall expire five years from the Effective Date, unless sooner terminated as provided in Section 5.2, or unless extended for an additional period or periods by resolution adopted by the Board. If a Change of Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full and all adjustments required to be made pursuant to Section 3.4 have been made.

         5.2 Amendment and Termination. The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board, unless a Change of Control has previously occurred. However, in connection with or in anticipation of a Change of Control, this Plan may not be terminated or amended in any manner which would adversely affect the rights or potential rights of Participants. If a Change of Control occurs, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants.

         5.3 Form of Amendment. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of Energy Group, certifying that the amendment or termination has been approved by the Board except as otherwise provided for in Section 5.2 hereof. An amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to all Participants' rights hereunder. A termination of the Plan shall in accordance with the terms hereof automatically effect a termination of all Participants' rights and benefits hereunder.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.1 Indemnification. If a Participant institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Plan, Energy Group shall reimburse, or cause to be reimbursed, the Participant for all reasonable costs and expenses relating to such legal action, including reasonable attorney's fees and expenses incurred by such Participant, unless a court or other finder of fact having jurisdiction thereof makes a determination that the Participant's position was frivolous. In no event shall the Participant be required to reimburse Energy Group for any of the costs and expenses relating to such legal action. Energy Group's obligations under this Section 6.1 shall survive the termination of this Plan.

         6.2 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or Energy Group and any of its affiliated companies any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change Energy Group's policies or those of its affiliates regarding termination of employment.

         6.3 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         6.4 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of New York, without reference to principles of conflict of law.

         6.5 Compliance with Section 409A. To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to a Participant. This Plan shall be construed, administered, and governed in a manner consistent with this intent. Any provision that would cause any amount payable or benefit provided under this Plan to be includible in the gross income of a Participant under
Section 409A(a)(1) of the Code shall have no force and effect unless and until amended to cause such amount or benefit to not be so includible (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by Energy Group without the consent of the Participant). In particular, to the extent a Participant becomes entitled to receive a payment or a benefit upon an event that does not constitute a permitted distribution event under
Section 409A(a)(2) of the Code, then notwithstanding anything to the contrary in this Plan, such payment or benefit will be made or provided to the Participant on the earlier of (i) the Participant's "separation from service" with Energy Group or its affiliated companies (determined in accordance with Section 409A of the Code); provided, however, that if the Participant is a "specified employee" (within the meaning of Section 409A of the Code), the Participant's date of payment shall be made on the date which is six months after the date of the Participant's separation from service with Energy Group or its affiliated companies or (ii) the Participant's death. Any reference in this Plan to Section 409A of the Code shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

         IN WITNESS WHEREOF, the undersigned, on behalf of Energy Group and pursuant to the authority granted by the Board, hereby executes this instrument on this 5th day of August, 2005.

                                         CH ENERGY GROUP, INC.



                                              /s/ Steven V. Lant
                                         ------------------------------------
                                         By:  Steven V. Lant
                                              Chairman of the Board, President &
                                              Chief Executive Officer